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EXHIBIT 4.5

19 June 2002

Mr John Rishton
Cherry Trees
Grimms Hill
Great Missenden
Bucks
HP16 9BG

Dear John

        I am writing to explain the pension arrangements the Company is putting in place for you:

  •
  The Company will provide a pension, payable from your Normal Retirement Age, calculated on the basis applicable to you under the rules of NAPS (assuming a standard 1/56 rate of NAPS accrual), except that it will be based on your abated uncapped, rather than capped, basic salary.

  •
  The total pension will escalate when in payment at the standard NAPS rate.

  •
  You will pay pension contributions at the standard NAPS rate on your abated uncapped basic salary.

  •
  The arrangements for ill-health retirement, death in service and spouse's pension will be consistent with the standard arrangements in NAPS except that they will be based on your abated uncapped basic salary.

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  The pension will be provided from NAPS to the maximum extent permitted by Inland Revenue rules.

  •
  The excess above the Inland Revenue limit will be provided by the Company through an unapproved unfunded retirement benefit scheme.

        If you have participated in the NAPS AVC, flexible accrual or SM uplift arrangements, the benefits you have earned to date will be included in the NAPS part of your pension and the Company-paid element of your pension will be increased to reflect the value of those benefits. The Company expects you to cease participation in those arrangements in respect of your future service. If you choose to continue participation, the value of the Company element of your pension will not be increased to reflect the value of the future benefits you earn.

        I would be grateful if you could sign and return to me the attached copy of this letter to confirm your acceptance of its contents.

        If you have any questions at this stage, please do not hesitate to speak to me.

Yours sincerely

/s/ Mervyn Walker

MERVYN WALKER

        I confirm my acceptance of the arrangements set out in this letter.

Signed:	/s/ John Rishton	Date:

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  EXHIBIT 4.5